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                                                                     EXHIBIT 8.1


                  TERMINATION AND MUTUAL RELEASE AGREEMENT

         THIS AGREEMENT is entered into and dated as of August 4, 1998, by and among Compressent Corporation, a Florida corporation ("Compressent"), Call Now, Inc., a Florida corporation ("Call Now"), and William Allen, an individual residing in the State of Florida ("Allen").

                                  RECITALS

         A. Call Now, an early stage venture capital investor in Compressent, owns shares of the common stock of Compressent and has warrants or options for the purchase of additional shares of the common stock of Compressent.

         B. Except as set forth in Compressent's shareholder list maintained by the stock transfer agent, Allen owns no shares of the common or preferred stock of Compressent and has no warrants or options for the purchase of shares of the common or preferred stock of Compressent.

         C. Allen is now a member of the Board of Directors of Compressent.

         D. On or about February 3, 1998, Compressent secured a $10,000,000.00 line of credit from Call Now in return for payment of a commitment fee of $400,000 within thirty days of the first draw ("Line of Credit Agreement"). In connection with the Line of Credit Agreement, Call Now received a stock purchase warrant for 500,000 shares of Compressent common stock.

         E. On or about February 3, 1998, Compressent entered into a Preferred Stock and Warrant Purchase Agreement with Call Now whereby Compressent agreed to sell 56,000 shares of its redeemable convertible Series A Preferred Stock ("Preferred Stock") and a warrant to purchase up to 500,000 shares of Compressent common stock to Call Now ("Preferred Stock Agreement").

         F. The purchase price for the Preferred Stock and warrant under the Preferred Stock Agreement paid by Call Now was $3,500,000.00 and was paid in the form of Retama Park Racetrack Project Special Facilities Series A Revenue Bonds with a face value of $3,500,000.00 ("Retama Bonds").

         G. On March 10, 1998, Compressent entered into a loan agreement with Howe, Solomon & Hall, Inc., a New Jersey corporation ("HSH") to borrow $2,000,000.00 principal at 10% per annum ("HSH Loan"). The loan was secured by the Retama Bonds. In connection with the HSH Loan, Compressent and HSH entered into a "Financial Advisory Agreement" whereby Compressent agreed to pay to HSH warrants for 100,000 shares of Compressent common stock immediately exercisable by HSH for $6.25 per share in exchange for financial advice.

         H. On May 20, 1998, Compressent and Call Now entered into an agreement which rescinded the February 3, 1998, Preferred Stock Agreement. Pursuant to this rescission agreement, Call Now agreed to return to Compressent all issued shares of Preferred Stock and the

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stock purchase warrant. Compressent, in turn, agreed to return or cause to be returned the Retama Bonds to Call Now. Call Now agreed to assume all obligations of Compressent under the terms of the HSH Loan, including the Financial Advisory Agreements between Compressent and HSH made in connection with the HSH Loan. Finally, Compressent agreed to issue 1,333,333 shares of its common stock to Call Now.

         I. On May 20, 1998, Compressent and Call Now entered into an agreement which terminated the February 3, 1998, Line of Credit Agreement, canceled the associated stock purchase warrant issued to Call Now, and released Compressent from any commitment fee and all other payments due Call Now in connection with that Line of Credit Agreement.

         J. Compressent believes it has claims against either one or both of Call Now and Allen arising from the actions of each of Call Now and Allen. Call Now and Allen believe they have claims against Compressent.

         K. The parties desire to modify their existing relationship as set forth below to resolve all disputes between them and to allow Compressent to pursue additional financing.

         THEREFORE, in consideration of the mutual promises and other consideration stated in this Agreement, the parties agree as follows:

1. TERMINATED UNDERTAKINGS. Except for this Agreement, and any other agreement attached hereto or referred to herein as an exhibit to this Agreement, the parties hereby terminate all written and oral agreements, representations and undertakings between, on the one hand, either one or both of Call Now and Allen, and on the other hand, Compressent to the extent not already rescinded, terminated or canceled, including, without limitation, the following "Terminated Agreements":

         a) The February 3, 1998, Line of Credit agreement by and between Call Now and Compressent and its connected stock purchase warrant for the purchase of 500,000 shares of common stock of Compressent Corporation,

         b) The February 3, 1998, Preferred Stock Agreement for the purchase of 56,000 shares of Compressent Convertible Preferred Stock and its connected stock purchase warrant for purchase 500,000 shares of Compressent common stock in return for Retama Bonds with a face value of $3,500,000.00.

2. RETURN OF PREFERRED STOCK. Call Now hereby confirms that it does not own, possess, or control any Compressent Preferred Stock and all such Compressent Preferred Stock to be issued to Call Now pursuant to the February 3, 1998 Preferred Stock Agreement was never issued and delivered to Call Now.

3. NO PREVIOUS ASSIGNMENT. Except as set forth in paragraph 5(e) below with respect to HSH, Call Now and Allen, jointly and severally, hereby represent and warrant that no agreement, representation or undertaking between Call Now or Allen and Compressent, including any agreement referred to in this Agreement, has been transferred, assigned,

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         pledged or encumbered in any way whatsoever, directly or indirectly, by absolute or partial conveyance, option, warrant or otherwise.

4. MUTUAL RELEASE. Except for the rights and obligations of the parties under this Agreement and all other agreements incorporated herein by reference and not terminated under paragraph 1 above,

         a) Compressent hereby forever releases, remises, acquits and discharges Call Now and Allen, and

         b) Call Now and Allen hereby jointly and severally release, remise, acquit and discharge Compressent,

of and from any and all obligations, liens, claims, demands, damages, liabilities, suits, actions and causes of action of whatsoever kind, nature or description, present and future, now known or hereafter discovered, whether arising in law or equity, upon contract, tort or warranty, or under state or federal law or laws or under common law, or otherwise, which the respective releasor has had, now has, or hereafter may have, or claim to have, against any one or more of the respective releases for or by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to the date of this Agreement, whether the lien, claim, demand, damage, liability, suit, action or cause of action is known or unknown and whether the same may hereafter arise, develop, be discovered, accrue or mature, relating to, but not limited to the following:

         c) any one or more of the Terminated Agreements or any breach or nonperformance thereof by any party thereto,

         d) conduct of Allen in any way related to his duties as an officer or director of Compressent, except for such conduct which violates any applicable federal, state or local law, rule or regulation which is expressly not released under this Agreement,

         e) any and all other liens, claims, demands, damages, liabilities, suits, actions and causes of action arising from any act or omission or from any undertaking terminated in paragraph I above or any breach thereof,

         f) any and all obligations of Call Now or Allen to contribute capital or to make advances to or for the benefit of Compressent,

         g) any and all obligations of Compressent to contribute capital or to make advances to or for the benefit of Call Now or Allen, and

         h) any loans, advances, goods or services or other thing of value whatsoever of any kind provided by the releasor to or for the benefit of any release relating in any way to Compressent.





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5.       CALL NOW AND ALLEN -- ADDITIONAL OBLIGATIONS. Call Now and Allen, as
         the case may be, agree to the following:

         a) Upon the arranging for the issuance of the Compressent shares pursuant to paragraph 6(b) below, Allen will immediately submit his resignation as a member of the Board of Directors to Compressent via facsimile and certified mail in form and substance similar to the resignation attached hereto as Exhibit A and incorporated herein by this reference;

         b) Call Now hereby assumes and agrees to pay and perform and further confirms and ratifies its assumption of all of Compressent's obligations under the terms of the HSH Loan, including any Financial Advisory Agreements between Compressent and HSH. Call Now will continue to cause Compressent to be removed as maker or obligor under the terms of the HSH Loan and related loan documents;

         c) [Omitted]

         d) Call Now and Allen will each assign to Harris & Hull, pllc, in trust for Compressent all of Call Now's voting rights arising from its ownership or control of any and all shares of Compressent common or preferred stock, for a two year period commencing on the date of this Agreement, pursuant to a Voting Rights Assignment Agreement the terms and conditions of which will be mutually agreed upon; and

         e) Call Now will surrender for cancellation or cause to be surrendered for cancellation to Compressent all shares and warrants of Compressent stock previously held or possessed by HSH or International Trading Group, Inc. as described in Exhibit 8.15 of the Call Now Form 10-KSB dated December 31, 1997 filed with the Securities and Exchange Commission in July 1998.

6. OBLIGATIONS OF COMPRESSENT - ADDITIONAL OBLIGATIONS. Compressent agrees to the following:

         a) Compressent hereby confirms and ratifies its transfer of all right, title and interest of Compressent in and to the Retama Bonds to Call Now;

         b) Compressent will instruct the transfer agent to arrange for the issue of 500,000 shares of Compressent common stock to Call Now within five (5) days of the execution of this Agreement by Allen and Call Now in consideration of Allen's release in paragraph 4 above. Such shares will be registered for sale in the first registration statement under the Securities Act of 1933 and blue sky laws of Compressent which includes shares being sold by any shareholder of Compressent after May 1, 1999;

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         c) Compressent agrees to take such actions as are reasonably requested by Call Now to complete the transfer of the Retama Bonds to Call
            Now;

         d) Compressent will maintain Allen's director's and officer's insurance coverage by Compressent relating to Allen's service to Compressent as a director to the fullest extent permitted by Compressent's existing articles and by-laws under Florida law (and incorporated herein by this reference) and subject to approval by Compressent's insurers. In addition, Compressent agrees not to modify EX POST its by-laws as they relate to the indemnification of Allen as a then present or former director or officer of Compressent; and

         e) Compressent will pay Call Now Inc. ten percent (10%) commission on net amounts received by Compressent from AmTote pursuant to any agreement between Compressent and AmTote arising out of AmTote providing services to OTB for off track betting video technology, within thirty (30) days of Compressent's receipt of such funds;

         f) Within five days after the execution of this Agreement, to extent permitted by law, Compressent will instruct its transfer agent to remove the restrictive legend on all Compressent shares owned by Allen or Call Now in excess of two years.

7. REPRESENTATIONS AND WARRANTS OF CALL NOW. In addition to the representations and warranties set forth elsewhere herein, Call Now hereby makes the following representations and warranties to Compressent;

         a) SHARES OWNED DIRECTLY AND INDIRECTLY. Except for those shares of Compressent common and preferred stock now held of record in its name with the stock transfer agent, Call Now has no common or preferred shares of Compressent and has no options, warrants or rights regarding any common or preferred shares of Compressent.

         b) CORPORATE EXISTENCE AND POWER. Call Now is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has full corporate power and authority to transact business in the corporate form in that state and to enter into this Agreement and carry out the transactions provided for herein. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated herein will not violate any provision of its Articles of Incorporation or Bylaws, or any provision of or result in accelerating of any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which it is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

         c) BOARD OF DIRECTORS APPROVAL. Call Now's Board of Directors has duly approved this Agreement and has authorized the execution and delivery of this Agreement



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            and all related agreements, documents and instruments.

         d) DISCLOSURE. No representation or warranty by Call Now contained in this Agreement, and nothing contained in any instrument or certificate furnished or to be furnished by it or any of its representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of fact.

         e) BROKERS AND FINDERS. Call Now has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

8. REPRESENTATIONS AND WARRANTIES OF COMPRESSENT. In addition to representations and warranties set forth elsewhere herein, Compressent makes the following representations and warranties to Call Now and
         Allen:

         a) CORPORATE EXISTENCE AND POWER. Compressent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has full corporate power and authority to transact business in the corporate form in that state and to enter into this Agreement and carry out the transactions provided for herein. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated herein will not violate any provision of its Articles of Incorporation or Bylaws, or any provision of or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which it is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

         b) BOARD OF DIRECTORS APPROVAL. Compressent's Board of Directors has duly approved this Agreement and has authorized the execution and delivery of this Agreement and all related agreements, documents and instruments.

         c) DISCLOSURE. No representation or warranty by Compressent contained in this Agreement, and nothing contained in any instrument or certificate furnished or to be furnished by it or any of its representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of fact.

         d) BROKERS AND FINDERS. Compressent has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

9. REPRESENTATIONS AND WARRANTIES OF ALLEN. In addition to representations and warranties set forth elsewhere herein, Allen makes the following representations and warranties to Compressent:




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         a) SHARES OWNED DIRECTLY AND INDIRECTLY. Except as set forth on Recital
            B, Allen has no common or preferred shares of Compressent and has no options, warrants or rights regarding any common or preferred shares of Compressent.

         b) POWER AND AUTHORITY. Allen has full power and authority to enter into this Agreement and to carry out the transactions provided for herein. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated herein will not, violate any provision of or result in accelerating any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, or decree to which he is a party, or by which he is bound, and will not violate any other restriction of any kind or character to which he is subject.

         c) DISCLOSURE. No representation or warranty by Allen contained in this Agreement, and nothing contained in any instrument or certificate furnished or to be furnished by him or any of his representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of fact.

         d) BROKERS AND FINDERS. Allen has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

10. ACCESS AND INFORMATION/RELIANCE. Compressent, Call Now and Allen and their respective accountants, legal counsel, and other representatives and agents have each had full access and opportunity to examine and investigate all properties, assets, liabilities, books, contracts, commitments, undertakings and records of each other. Neither Allen nor any officer of Compressent or Call Now will be deemed to have knowledge of any information or fact in any of the above-described items unless that officer had actual knowledge thereof on the date of this Agreement. No party hereto is relying on any agreement, statement, representation or warranty of any other party or any other person or entity in entering into this Agreement and the transactions contemplated hereby other than those set forth in this Agreement (including exhibits, addenda, agreements, instruments, certificates and other writings delivered pursuant hereto or in connection herewith).

11. INTENT. The undersigned agree that the Mutual Release set forth in paragraph 4 above and the giving of consideration therefor does not constitute an admission of liability by any one or more of the releases, and is given in full settlement and compromise of doubtful and disputed claims, present and future, known and unknown and is also intended to release any and all future injury and damage including effects or consequences thereof, not now known but which may later develop or be discovered, and all causes of action therefor, and a part of the consideration is given and received by each respective releasee and releasor in satisfaction of unknown liens, claims, injury and damage.

12. BOUND AND REMITTED PERSONS. The foregoing Mutual Release set forth in paragraph 4 above extends to and releases and binds and inures to the benefit of each respective




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releasee and releasor, as the case may be, and in the case of corporations, all its shareholders, directors, officers, employees, underwriters, lenders, beneficiaries, attorneys, agents, assigns, successors, subsidiaries, affiliated and connected corporations, companies and entities, and in the case of persons, all their marital communities, heirs, executors, administrators, personal representatives, underwriters, beneficiaries, attorneys, agents, and assigns.

13. MISCELLANEOUS.

         a) CHOICE OF LAW. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of California without reference to its conflict of law provisions. The parties agree that the exclusive jurisdiction and venue of any suit will be in U.S. District Court in San Jose, California or San Francisco, California, unless the federal court declines jurisdiction in which such jurisdiction will be the state court in San Jose, California.

         b) WAIVER AND MODIFICATION. The failure of any party hereto to require strict performance of any provision hereof will not in any manner limit the right of that party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement will be deemed to be a release or limit any liability resulting from the breach. No waiver of any nature, whether by conduct, course of dealing, or otherwise, in any one or more instances will be deemed to be or construed as a continuing waiver of any such condition or breach or as a waiver of any other condition or of any other breach of any other term or covenant of this Agreement.

         c) SUCCESSORS IN INTEREST. This Agreement is and will be binding upon and is and will inure to the benefit of the successors and assigns of the parties. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of all of Compressent, Call Now and Allen, except to a successor to at least 80% of the business and assets of the assignor in which case both assignor and assignee will be and remain jointly and severally liable to pay and perform all indebtedness, liabilities and obligations of the assignor under this Agreement.

         d) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements. There are no representations, warranties, understandings, or agreements other than those expressly set forth herein. Time is expressly declared to be of the essence of this Agreement.

         e) EXHIBITS. Exhibits, schedules and addenda attached to this Agreement and any other agreements, documents, instruments and certificates delivered in connection with this Agreement are expressly made a part of this Agreement as fully as though completely set forth in it. All references to this Agreement either in the Agreement itself or in any of such writings will be deemed to refer to and include this

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         Agreement and all such exhibits, schedules, addenda, agreements, documents, instruments and certificates. Any breach of or default under any provision of any such writings will, for all purposes, constitute a breach or default under this Agreement and all other such writings.

f) EXECUTION BY COUNTERPART. This Agreement may be executed separately or independently in any number of counterparts, each and all of which together will be deemed to have been executed simultaneously and for all purposes to be one agreement.

g) CAPTIONS. The respective captions of the sections and paragraphs hereof are inserted for convenience of reference only and will not be deemed to modify or otherwise affect in any respect any of the provisions hereof.

h) DISPUTE RESOLUTION EXPENSES. The prevailing party in any action, proceeding or lawsuit arising out of the enforcement of any term or condition of this Agreement will be entitled to an award of attorneys' fees, costs and expenses.

EXECUTED as of the date first above written.

COMPRESSENT CORPORATION                CALL NOW, INC.

By: /s/ illegible                      By: /s/ illegible
    -------------------                    -------------------
    Its: Chairman                          Its:
    -------------------                    -------------------

/s/ William Allen
---------------------------
William Allen, Individually

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                                  EXHIBIT A



                        RESIGNATION OF WILLIAM ALLEN




































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August 4, 1998

To: The Shareholders and the Board of Directors of Compressent Corporation.

From: William Allen.

I hereby resign as a director of Compressent Corporation effective immediately.

/s/ William Allen
-----------------------
William Allen







































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                                CALL NOW, INC.
                          10803 Gulfdale, Suite 222
                          San Antonio, TX 78216-3634


September 14, 1998


Joseph S. Kastrup, President
Compressent Corporation
2105 Hamilton Avenue, Suite 140
San Jose, CA 95125

Dear Mr. Kastrup:

As you are aware, pursuant to our Termination and Mutual Release Agreement dated August 4, 1998, Call Now, Inc. was to receive 500,000 shares of Compressent Corporation common stock and 10% of the Amtote transaction. It has come to our attention that Compressent Corporation is failing and refusing to deliver such shares and complete said transaction.

For failure of consideration and breach by Compressent Corporation, the foregoing agreement is considered null and void. William M. Allen will retain his position on the Board of Directors.

Pursuant to the May 20, 1998 agreement, demand is hereby made for delivery of 1,333,333 shares of Compressent common stock to Call Now, Inc. pursuant to the terms thereof.

                                     Yours very truly,

                                     CALL NOW, INC.

                                     By: /s/ William M. Allen
                                         --------------------
                                         William M. Allen
                                         Chairman

cc: Harris & Hull